Consent of Independent Registered Public Accounting Firm



The Board of Directors
Dataram Corporation:

We consent to incorporation by reference in the Registration Statement (No. 33-56282) on Form S-8 of Dataram Corporation and subsidiaries of our reports dated July 8, 2005, relating to the consolidated statements of earnings, stockholders' equity and cash flows of Dataram Corporation and subsidiaries for the year ended April 30, 2005, and the related financial statement schedule for the year ended April 30, 2005 which reports appear in the April 30, 2007 annual report on Form 10-K of Dataram Corporation.


/s/ KPMG LLP
Short Hills, New Jersey
July 25, 2007